Independent Accountants' Consent



Compensation Committee
Linens 'n Things, Inc.
Deferred Compensation Plan of
Linens 'n Things, Inc.:



We consent to incorporation by reference in the Registration Statements Numbers 333-71903, 333-55803, 333-26827, and 333-26819 on Form S-8 of our report dated
May 28, 1999 relating to the statements of financial condition of the Deferred Compensation Plan of Linens 'n Things, Inc. as of December 31, 1998 and 1997 and the related statements of income and changes in plan equity for the years then ended, which report appears in the December 31, 1998 Annual Report of the Deferred Compensation Plan of Linens 'n Things, Inc. on Form 11-K.






KPMG LLP

New York, New York
June 29, 1999